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                                                                    EXHIBIT 23.1






                               Consent of KPMG LLP








Board of Directors
Insurance Auto Auctions


We consent to incorporation by reference in the registration statement
No. 33-48805 on Form S-8 of Insurance Auto Auctions, Inc. of our report dated February 15, 2000 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Insurance Auto Auctions, Inc.





/s/ KPMG LLP




Chicago, Illinois
March 28, 2000